Exhibit 99.2

MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, MI 49525

Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr.
Chief Executive Officer
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE ANNOUNCES
CASH DIVIDEND OF $0.06 PER COMMON SHARE;

        GRAND RAPIDS, Michigan, January 12, 2006. Meritage Hospitality Group Inc. (AMEX: MHG), one of the nation’s premier franchise operators, today announced that it has declared a cash dividend of $0.06 per outstanding common share. The dividend is payable on February 24, 2006, to shareholders of record on January 27, 2006. The dividend marks a 20% increase over the cash dividend paid in January 2005.

        Robert E. Schermer, Jr., Meritage’s CEO, commented, “In 2005, we continued to make progress on our strategic initiatives including our real estate strategy of sale and leaseback transactions that generated cash proceeds of $20.5 million, permitted the Company to pay down $11.5 million of long-term debt, and resulted in deferred long-term gains of $8.4 million. Our focus remains to increase our financial flexibility and our ability to expand our franchise brands and geographical presence while continuing to achieve operational excellence. The Company’s Board of Directors remains committed to increasing shareholder value and returning capital to our shareholders while maintaining the capacity to grow our business both organically and through strategic acquisitions, and will consider additional dividends in the future.”

2006 Business Outlook

        For 2006, we are encouraged by a number of emerging business cycles and opportunities. In our Wendy’s (QSR) business segment, we are entering the first wave of new products and marketing initiatives implemented by our franchisor, Wendy’s International, after enduring system-wide margin compression for several years. In addition, beef and commodity costs appear to be easing. In our O’Charley’s (Casual Dining) business segment, we are working toward steady margin improvements after absorbing the heavy costs of developing our base of O’Charley’s restaurants in 2005. O’Charley’s, Inc., our franchisor, is in the process of building a new management team to lead the O’Charley’s brand, and we anticipate a new restaurant model that offers lower building costs and higher operating efficiencies. Separately, Meritage continues to make investments in technology, operating, financial and information systems that will help Meritage expand its restaurant base into a national restaurant platform.

        Meritage is one of the nation’s premier restaurant franchise operators. Meritage currently operates 52 restaurants in two primary business segments through well-recognized “Best of Class” brands; Wendy’s in the QSR Segment and O’Charley’s in the Casual Dining Segment. Headquartered in Grand Rapids, Michigan, Meritage has approximately 2,000 employees.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

        Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “intends,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of the Company. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Meritage undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, business strategies and action which Meritage intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; delays in scheduled restaurant openings; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of Meritage’s and its franchisors’ restaurants; legal claims; and the recurring need for renovation and capital improvements. In addition, Meritage’s expansion into the casual dining restaurant segment as a franchisee of O’Charley’s subjects Meritage to additional risks including, without limitation, unanticipated expenses or difficulties in securing market acceptance of the O’Charley’s restaurant brand, the ability of our management and infrastructure to successfully implement the O’Charley’s development plan in Michigan, and our limited experience in the casual dining segment. Also, Meritage is subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of its restaurants. Because Meritage’s operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or in the local economies where our restaurants are located, could adversely affect our operations.

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